13


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934

                              Peabody Energy Corp.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    704556109
                                 (CUSIP Number)

                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

                                                                               2
CUSIP No. .............................................................704556109

1)  Name of Reporting Person.......................Lehman Brothers Holdings Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3216325

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................29,399,994

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................29,399,994

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....29,399,994

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9......................56.60%

12)  Type of Reporting Person.................................................HC

                                                                               3
CUSIP No. .............................................................704556109

1)  Name of Reporting Person................................Lehman Brothers Inc.

     S.S. or I.R.S. Identification No. of Above Person............... 13-2518466

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................8,749,472

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................8,749,472

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......8,749,472

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9......................16.84%

12)  Type of Reporting Person.................................................BD

                                                                               4
CUSIP No. .............................................................704556109

1)  Name of Reporting Person.....................................LB I Group Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-2741778

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................8,749,472

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................8,749,472

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......8,749,472

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9......................16.84%

12)  Type of Reporting Person..............................................HC/CO

                                                                               5
CUSIP No. .............................................................704556109

1)  Name of Reporting Person............................Lehman Brothers Merchant
                                                        Banking Partners II Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3957483

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................19,133,332

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................19,133,332

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....19,133,332

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9......................36.83%

12)  Type of Reporting Person.................................................CO

                                                                               6
CUSIP No. .............................................................704556109

1)  Name of Reporting Person............................Lehman Brothers Offshore
                                                        Partners II Ltd.

     S.S. or I.R.S. Identification No. of Above Person................98-0190704

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization................................Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................7,325,252

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................7,325,252

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......7,325,252

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9......................14.10%

12)  Type of Reporting Person.................................................CO

                                                                               7
CUSIP No. .............................................................704556109

1)  Name of Reporting Person............................Lehman Brothers Merchant
                                                        Banking Partners II L.P.

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................11,808,080

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................11,808,080

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....11,808,080

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9......................22.73%

12)  Type of Reporting Person.................................................PN

                                                                               8
CUSIP No. .............................................................704556109

1)  Name of Reporting Person.........................Lehman Brothers Offshore
                                                     Investment Partners II L.P.

     S.S. or I.R.S. Identification No. of Above Person................30-0037037

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization................................Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................7,325,252

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................7,325,252

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......7,325,252

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9......................14.10%

12)  Type of Reporting Person.................................................PN

                                                                               9
CUSIP No. .............................................................704556109

1)  Name of Reporting Person.............................Lehman Brothers Capital
                                                         Partners IV, L.P.

     S.S. or I.R.S. Identification No. of Above Person................13-4042406

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................4,200,000

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................4,200,000

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......4,200,000

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................8.09%

12)  Type of Reporting Person.................................................PN

                                                                              10
CUSIP No. .............................................................704556109

1)  Name of Reporting Person.............................Lehman Brothers Capital
                                                         Partners III, L.P.

     S.S. or I.R.S. Identification No. of Above Person................13-3857432

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................1,517,190

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................1,517,190

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person..... 1,517,190

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................2.92%

12)  Type of Reporting Person.................................................PN

                                                                              11
CUSIP No. .............................................................704556109

1)  Name of Reporting Person........................Lehman Brothers MBG Partners
                                                    1998 (A) L.P.

     S.S. or I.R.S. Identification No. of Above Person................13-4036790

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................1,008,561

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................1,008,561

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......1,008,561

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................1.94%

12)  Type of Reporting Person.................................................PN

                                                                              12
CUSIP No. .............................................................704556109

1)  Name of Reporting Person........................Lehman Brothers MBG Partners
                                                    1998 (B) L.P.

     S.S. or I.R.S. Identification No. of Above Person................13-4036792

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...................................................109,993

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..............................................109,993

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person........109,993

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................0.21%

12)  Type of Reporting Person.................................................PN

                                                                              13
CUSIP No. .............................................................704556109

1)  Name of Reporting Person........................Lehman Brothers MBG Partners
                                                    1998 (C) L.P.

     S.S. or I.R.S. Identification No. of Above Person................13-4036793

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power....................................................40,341

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...............................................40,341

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.........40,341

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................0.08%

12)  Type of Reporting Person.................................................PN

                                                                              14
Item 1(a).        Name of Issuer:

                  Peabody Energy Corp.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  701 Market Street
                  St. Louis, Missouri 63101

Item 2(a).        Name of Person(s) Filing:

                  Lehman Brothers Holdings Inc.
                  Lehman Brothers Inc.
                  LB I Group Inc.
                  Lehman Brothers Merchant Banking Partners II Inc. Lehman Brothers Offshore Partners II Ltd.
                  Lehman Brothers Merchant Banking Partners II L.P. Lehman Brothers Offshore Investment Partners II L.P. Lehman Brothers Capital Partners IV, L.P.
                  Lehman Brothers Capital Partners III, L.P.
                  Lehman Brothers MBG Partners 1998 (A) L.P.
                  Lehman Brothers MBG Partners 1998 (B) L.P.
                  Lehman Brothers MBG Partners 1998 (C) L.P.


Item 2(b).        Address of Principal Business Office:

                  Lehman Brothers Holdings Inc.
                  399 Park Avenue
                  New York, New York 10022

                  Lehman Brothers Inc.
                  399 Park Avenue
                  New York, New York 10022

                  LB I Group Inc.
                  399 Park Avenue
                  New York, New York 10022

                  Lehman Brothers Merchant Banking Partners II Inc. 399 Park Avenue
                  New York, New York 10022

                  Lehman Brothers Offshore Partners II Ltd.
                  2 Church Street
                  Hamilton, Bermuda

                  Lehman Brothers Merchant Banking Partners II L.P. 399 Park Avenue
                  New York, New York 10022

                  Lehman Brothers Offshore Investment Partners II L.P. 2 Church Street
                  Hamilton, Bermuda

                  Lehman Brothers Capital Partners IV, L.P.
                  399 Park Avenue
                  New York, New York 10022

                  Lehman Brothers Capital Partners III, L.P.
                  399 Park Avenue
                  New York, New York 10022

                  Lehman Brothers MBG Partners 1998 (A) L.P.
                  399 Park Avenue
                  New York, New York 10022

                  Lehman Brothers MBG Partners 1998 (B) L.P.
                  399 Park Avenue
                  New York, New York 10022

                  Lehman Brothers MBG Partners 1998 (C) L.P.
                  399 Park Avenue
                  New York, New York 10022


Item 2(c).        Citizenship or Place of Organization:

                    Lehman Brothers Holdings Inc. ("Holdings") is a corporation organized under the laws of the State of Delaware.

                    Lehman Brothers Inc. ("LBI") is a corporation organized under the laws of the State of Delaware.

                    LB I Group Inc. ("LB I Group) is a corporation organized under the laws of the State of Delaware.

                    Lehman Brothers Merchant Banking Partners II Inc. ("Merchant Banking Partners II Inc.") is a corporation organized under the laws of the State of Delaware.

                    Lehman Brothers Offshore Partners II Ltd. ("LB Offshore II") is a corporation organized under the laws of Bermuda.

                    Lehman Brothers Merchant Banking Partners II L.P. ("Merchant
                    Banking   Partners  II  L.P.")  is  a  limited   partnership
                    organized under the laws of the State of Delaware.

                    Lehman Brothers Offshore Investment Partners II L.P. ("LB Offshore Investment II") is a limited partnership organized under the laws of Bermuda.

                    Lehman Brothers Capital Partners IV, L.P. ("LB Cap Partners IV") is a limited partnership organized under the laws of the State of Delaware.

                    Lehman Brothers Capital Partners III, L.P. ("LB Cap Partners III") is a limited partnership organized under the laws of the State of Delaware.

                    Lehman  Brothers  MBG Partners  1998 (A) L.P.  ("LB MBG 1998
                    (A)") is a limited partnership organized under the laws of the State of Delaware.

                                                                              16
                    Lehman  Brothers  MBG Partners  1998 (B) L.P.  ("LB MBG 1998
                    (B)") is a limited partnership organized under the laws of the State of Delaware.

                    Lehman  Brothers  MBG Partners  1998 (C) L.P.  ("LB MBG 1998
                    (C)") is a limited partnership organized under the laws of the State of Delaware.


Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  704556109

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] A broker or dealer under Section 15 of the 1934 Act
                  (b) [ ] A bank as defined in Section 3(a)(6) of the 1934 Act
                  (c) [ ] An insurance company as defined in Section 3(a)(19) of the 1934 Act
                  (d) [ ] An investment  company registered under Section 8 of the Investment Company Act of 1940
                  (e) [ ] An investment advisor in accordance with Rule 13d-1(b)
                          (1)(ii)(E)
                  (f) [ ] An  employee   benefit  plan  or  endowment   fund  in
                          accordance   with  Rule 13d-1(b)(1)(ii)(F)
                  (g) [ ] A  parent  holding   company  or  control   person  in
                          accordance   with  Rule 13d-1(b)(1)(ii)(G)
                  (h) [ ] A savings  association  as  defined  in  Section  3(b)
                          of the Federal Deposit Insurance Act
                  (i) [ ] A church plan that is excluded from the definition of investment company under Section 3(c)(14)Of the Investment Company Act of 1940
                  (j) [ ] A group, in accordance with Rule 13d-1(b)(1)(ii)(J)


Item 4.           Ownership

(a)      Amount Beneficially Owned

                  See Item 9 of cover page.

(b)      Percent of Class:

                  See Item 11 of cover page.

                  (c)  Number of shares as to which the person has:

                  (i) sole power to vote or to direct the vote
                  (ii) shared power to vote or to direct the vote
                  (iii) sole power to dispose or to direct the disposition
                  (iv) shared power to dispose or to direct the disposition

                  See Items 5-8 of cover page.

Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                                                              17
Item 6.          Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

                  Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person

                  Holdings is one of the leading global investment banks, serving institutional, corporate, government and high-net-worth individual clients and customers.

                  LBI is a wholly-owned subsidiary of Holdings and is the parent of LB I Group.

                  LB I Group is the actual owner 3,390,577 shares of Common Stock. LB I Group is a wholly-owned subsidiary of LBI and is the General Partner of LB Cap Partners IV, LB MBG 1998 (A), LB MBG 1998 (B), and LB Cap Partners IV LB MBG 1998 (C).

                  Merchant Banking Partners II L.P., the General Partner of which is Merchant Banking Partners II Inc., is the actual owner of 11,808,080 shares of Common Stock.

                  LB Offshore Investment II, the General Partners of which are Merchant Banking Partners II Inc. and LB Offshore II, is the actual owner of 7,325,252 shares of Common Stock.

                  LB Cap Partners III, the General Partner of which is Holdings, is the actual owner of 1,517,190 shares of Common Stock.

                  LB Cap Partners IV, the General Partner of which is LB I Group, is the actual owner of 4,200,000 shares of Common Stock.

                  LB MBG 1998 (A), the General Partner of which is LB I Group, is the actual owner of 1,008,561 shares of Common Stock.

                  LB MBG 1998 (B), the General Partner of which is LB I Group, is the actual owner of 109,993 shares of Common Stock.

                  LB MBG 1998 (C), the General Partner of which is LB I Group, is the actual owner of 109,993 shares of Common Stock.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings may be deemed to be the beneficial owner of the shares of Common Stock owned by LB I Group, Merchant Banking Partners II L.P., LB Offshore Investment II, LB Cap Partners III, LB Cap Partners IV, LB MBG 1998 (A), LB MBG 1998
                  (B) and LB MBG 1998 (C); LBI may be deemed to be the beneficial owner of the shares of Common Stock owned by LB I Group, LB Cap Partners IV, LB MBG 1998 (A), LB MBG 1998 (B) and LB MBG 1998 (C); LB I Group may be deemed to be the beneficial owner of the shares of Common Stock owned by LB Cap Partners IV, LB MBG 1998 (A), LB MBG 1998 (B) and LB MBG 1998
                  (C); Merchant Banking Partners II Inc. may be deemed to be the beneficial owner of the shares of Common Stock owned by Merchant Banking Partners II L.P. and LB Offshore Investment II; and LB Offshore II may be deemed to be the beneficial owner of the shares of Common Stock owned by LB Offshore Investment II.

Item 8.           Identification and Classification of Members of the Group

                  Not Applicable

Item 9.           Notice of Dissolution of Group

                  Not Applicable

Item 10.      Certification

[ ] By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[X] By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2002

LEHMAN BROTHERS HOLDINGS INC.


By:   /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name:  Barrett S. DiPaolo
      Title:    Vice President

LEHMAN BROTHERS INC.


By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Vice President

LB I GROUP INC.

By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory

LEHMAN BROTHERS MERCHANT BANKING PARTNERS II INC.

By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory


LEHMAN BROTHERS OFFSHORE PARTNERS II LTD.


By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory

                                                                              20
LEHMAN BROTHERS MERCHANT BANKING PARTNERS II L.P.

By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory


LEHMAN BROTHERS OFFSHORE INVESTMENT PARTNERS II L.P.


By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory


LEHMAN BROTHERS CAPITAL PARTNERS IV, L.P.


By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory

LEHMAN BROTHERS CAPITAL PARTNERS III, L.P.


By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory

LEHMAN BROTHERS MBG PARTNERS 1998 (A) L.P.


By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory

LEHMAN BROTHERS MBG PARTNERS 1998 (B) L.P.


By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory

LEHMAN BROTHERS MBG PARTNERS 1998 (C) L.P.

By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory

                       EXHIBIT A - JOINT FILING AGREEMENT

         The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: February 12, 2002

LEHMAN BROTHERS HOLDINGS INC.


By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name:  Barrett S. DiPaolo
      Title:    Vice President

LEHMAN BROTHERS INC.


By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Vice President


LB I GROUP INC.

By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory


LEHMAN BROTHERS MERCHANT BANKING PARTNERS II INC.

By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERS II LTD.


By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory

LEHMAN BROTHERS MERCHANT BANKING PARTNERS II L.P.

By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory


LEHMAN BROTHERS OFFSHORE INVESTMENT PARTNERS II L.P.


By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory

LEHMAN BROTHERS CAPITAL PARTNERS IV, L.P.


By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory

LEHMAN BROTHERS CAPITAL PARTNERS III, L.P.


By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory

LEHMAN BROTHERS MBG PARTNERS 1998 (A) L.P.


By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory

LEHMAN BROTHERS MBG PARTNERS 1998 (B) L.P.


By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory

LEHMAN BROTHERS MBG PARTNERS 1998 (C) L.P.

By: /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory




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